Exhibit 99.1

Applied Industrial Technologies Reports Fiscal 2018 Third Quarter Results

•	Net Sales of $827.7 Million Up 21.8%; 6.7% Organic Sales Growth

•	Net Income of $36.6 Million Up 24.1%; EPS of $0.93 Up 24.0%

•	Results include ($0.12) one-time transaction-related expenses related to acquisition of FCX Performance

•	Raises full-year guidance to reflect strong performance and favorable industrial markets

CLEVELAND, OHIO (April 26, 2018) - Applied Industrial Technologies (NYSE: AIT) today reported third quarter fiscal 2018 sales and earnings for the three months ended March 31, 2018.
Net sales for the quarter grew 21.8% to $827.7 million from $679.3 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 15.3% increase from acquisition-related volume and favorable foreign currency translation of 0.8%. Excluding these factors, organic growth was up 6.7% in the quarter, which was partially offset by a 1.0% impact from one-half less sales day in the quarter. Net income for the quarter increased 24.1% to $36.6 million from $29.5 million, and earnings per share rose 24.0% to $0.93 per share, compared with $0.75 per share in the prior year quarter. EBITDA for the quarter of $72.2 million increased 30.3% versus the prior year quarter.
For the nine months ended March 31, 2018, net sales were $2.18 billion, an increase of 13.8% compared with $1.91 billion in the same period last year. Net income increased to $101.3 million from $80.9 million, and earnings per share increased 25.2% to $2.58 per share from $2.06 per share, last year.
Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Our solid third quarter results reflect broad-based execution across our business groups, along with the expected two-month contributions from the recent acquisition of FCX Performance. We are excited about the significant opportunities for growth and our expanding value-added capabilities that further enhance our differentiation and provide benefits for all Applied stakeholders.”

Outlook
Mr. Schrimsher added, “Given our performance year to date, and continued favorable industrial markets, we are raising our full-year earnings per share guidance to a range between $3.51 and $3.61 per share, on sales which are anticipated to be 17.5% to 18.5% higher year over year.” Updated EPS guidance includes ($0.03) to ($0.07) net impact of the FCX Performance acquisition, inclusive of the ($0.12) one-time transaction-related expense.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.30 per common share, payable on May 31, 2018, to shareholders of record on May 15, 2018.

Share Repurchases
The Company did not repurchase any shares during the quarter. Fiscal year to date, the Company has purchased 393,300 shares for a total of $22.8 million. At March 31, 2018, the Company had remaining authorization to purchase 1,056,700 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on April 26. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (International) using conference ID 1958607. A live audio webcast can also be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 1958607.

About Applied®
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, engineered fluid power, specialty flow control solutions, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “guidance,” “anticipate,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Chief Financial Officer & Treasurer
216-426-4755

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Net Sales	$ 827,665	$ 679,304	$ 2,175,553	$ 1,912,275
Cost of sales	588,141	488,502	1,555,245	1,370,687
Gross Profit	239,524	190,802	620,308	541,588
Selling, distribution and administrative,
including depreciation	183,080	145,134	465,312	414,645
Operating Income	56,444	45,668	154,996	126,943
Interest expense, net	8,216	2,165	12,521	6,411
Other (income) expense, net	(1,291)	154	(2,022)	(54)
Income Before Income Taxes	49,519	43,349	144,497	120,586
Income Tax Expense	12,927	13,855	43,234	39,636
Net Income	$ 36,592	$ 29,494	$ 101,263	$ 80,950
Net Income Per Share - Basic	$ 0.95	$ 0.76	$ 2.61	$ 2.08
Net Income Per Share - Diluted	$ 0.93	$ 0.75	$ 2.58	$ 2.06
Average Shares Outstanding - Basic	38,674	38,999	38,775	39,009
Average Shares Outstanding - Diluted	39,286	39,462	39,272	39,384

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the first quarter of fiscal 2018, we early adopted Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. As a result of this adoption, the condensed statement of consolidated income for the three months and nine months ended March 31, 2017 has been restated resulting in a decrease in selling, distribution and administrative expenses and increasing other (income) expense, net of $0.2 million and $0.6 million respectively; resulting in an increase to operating income for the same amount.

(3) On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the U.S., making significant changes to U.S. tax law. In the nine months ended March 31, 2018, the Company revised its estimated annual effective tax rate to reflect the change in the federal statutory rate to a blended statutory rate for the annual period of 28.1%. We recognized a provisional amount for the one-time transition tax of $3.9 million, which is included as a component of income tax expense in the condensed statements of consolidated income for the nine months ended March 31, 2018. We also remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the current fiscal year and the future. The provisional amount recorded related to the remeasurement of our deferred tax balance was not material to the Company's condensed consolidated financial statements.

(4) On January 31, 2018, the Company completed the acquisition via merger of all of the outstanding shares of FCX Performance, Inc. (“FCX”), a Columbus, Ohio based distributor of specialty process flow control products and services. FCX operates 68 locations with approximately 1,000 employees. The total consideration transferred for the acquisition was approximately $784 million, which was financed by cash-on-hand and a new credit facility comprised of a $780 million Term Loan A and $250 million revolver (the “Credit Facility”), effective with the transaction closing. This Credit Facility was used to finance the transaction, as well as to repay the Company's existing term loan outstanding prior to the acquisition date.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2018	June 30, 2017

Assets
Cash and cash equivalents	$ 43,523	$ 105,057
Accounts receivable, less allowances of $11,540 and $9,628	533,533	390,931
Inventories	432,449	345,145
Other current assets	41,735	41,409
Total current assets	1,051,240	882,542
Property, net	121,858	108,068
Goodwill	629,783	206,135
Intangibles, net	448,089	163,562
Other assets	21,353	27,288
Total Assets	$ 2,272,323	$ 1,387,595

Liabilities
Accounts payable	$ 217,852	$ 180,614
Current portion of long-term debt	19,182	4,814
Other accrued liabilities	132,930	124,325
Total current liabilities	369,964	309,753
Long-term debt	1,017,327	286,769
Other liabilities	79,004	45,817
Total Liabilities	1,466,295	642,339
Shareholders' Equity	806,028	745,256
Total Liabilities and Shareholders' Equity	$ 2,272,323	$ 1,387,595

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended March 31,

	2018	2017

Cash Flows from Operating Activities
Net income	$ 101,263	$ 80,950
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	12,721	11,364
Amortization of intangibles	21,326	18,387
Amortization of stock appreciation rights and options	1,479	1,533
Gain on sale of property	(246)	(1,540)
Other share-based compensation expense	3,481	2,836
Changes in assets and liabilities, net of acquisitions	(91,642)	(36,375)
Other, net	(504)	1,351
Net Cash provided by Operating Activities	47,878	78,506
Cash Flows from Investing Activities
Property purchases	(17,898)	(11,787)
Proceeds from property sales	714	2,724
Acquisition of businesses, net of cash acquired	(778,149)	(2,778)
Net Cash used in Investing Activities	(795,333)	(11,841)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	87,500	(4,000)
Long-term debt borrowings	780,000	0
Long-term debt repayments	(120,488)	(2,514)
Debt issuance costs	(3,298)	0
Purchases of treasury shares	(22,778)	(8,242)
Dividends paid	(34,190)	(33,236)
Acquisition holdback payments	(318)	(7,694)
Taxes paid for shares withheld for equity awards	(1,498)	(3,373)
Exercise of stock appreciation rights and options	5	306
Net Cash provided by (used in) Financing Activities	684,935	(58,753)
Effect of Exchange Rate Changes on Cash	986	(460)
(Decrease) increase in cash and cash equivalents	(61,534)	7,452
Cash and cash equivalents at beginning of period	105,057	59,861
Cash and Cash Equivalents at End of Period	$ 43,523	$ 67,313

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Net Income	$ 36,592	$ 29,494	$ 101,263	$ 80,950
Interest expense, net	8,216	2,165	12,521	6,411
Income Tax Expense	12,927	13,855	43,234	39,636
Depreciation and amortization of property	4,713	3,877	12,721	11,364
Amortization of intangibles	9,800	6,056	21,326	18,387
EBITDA	$ 72,248	$ 55,447	$ 191,065	$ 156,748

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting EBITDA (Earnings from operations before Interest, Taxes, Depreciation, and Amortization), a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.  The company believes that this non-GAAP measure provides meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provides a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names.  EBITDA should not be considered in isolation or as a substitute for reported results.  This non-GAAP financial measure reflects an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The reconciliation provided above reconciles EBITDA , a non-GAAP financial measure, with net income, a GAAP financial measure.